EX-FILING FEES

The prospectus to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price for such offering is $6,919,000.

DOCPROPERTY DOCXDOCID DMS=NetDocuments Format=<<ID>>v.<<VER>> \* MERGEFORMAT v.